Exhibit 99

Lilly ICOS LLC Reports Results for Third Quarter of 2003

    BOTHELL, Wash. & INDIANAPOLIS--(BUSINESS WIRE)--Oct. 22, 2003-- Lilly ICOS LLC (NYSE:LLY)(Nasdaq:ICOS)

    --  Over one million patients treated with Cialis(R) (tadalafil)

    --  2003 worldwide sales exceed $100 million

    Lilly ICOS LLC (Lilly ICOS), a 50/50 joint venture between ICOS Corporation (Nasdaq:ICOS) and Eli Lilly and Company (NYSE:LLY), which is developing Cialis(R) (tadalafil) for the treatment of erectile dysfunction (ED), is releasing its financial results for the three- and nine-month periods ended September 30, 2003.
    The number of markets where Cialis is available continues to grow. The drug is now being sold in more than 45 countries, and recently received marketing approval in three key markets -- Mexico, South Korea and Canada. Overall, more than one million patients have been treated with Cialis since its commercial introduction in February 2003.
    "We are pleased to see a growing number of physicians and patients in the EU gaining experience with Cialis. We believe the profile of Cialis makes it well suited to meet patients' needs," commented Leonard M. Blum, ICOS Vice President, Sales and Marketing. Results of the first clinical study assessing patient preference between Cialis and Viagra(R)(1) (sildenafil), along with other clinical data are to be presented at the European Society of Sexual Medicine meeting, November 16-19, 2003, in Istanbul, Turkey.
    Cialis is currently under regulatory review by the U.S. Food and Drug Administration. Lilly ICOS continues to expect FDA approval of Cialis late in 2003.

    Financial Results

    For the three months ended September 30, 2003, Lilly ICOS reported a net loss of $33.9 million, compared to a net loss of $26.5 million for the three months ended September 30, 2002.
    Worldwide product sales of Cialis totalled $50.2 million in the third quarter of 2003, including $26.1 million in the European Union
(EU), a 19% increase over 2003 second quarter EU sales, and $2.3 million in Mexico. Product sales in the EU and North America are reported by Lilly ICOS. Sales in all other territories are reported by Lilly and totalled $21.8 million during the period. Total Lilly ICOS revenue for the third quarter of 2003 was $32.8 million, including $4.4 million in royalties on sales reported by Lilly.
    Total expenses were $66.7 million for the three months ended September 30, 2003, compared to $26.5 million for the three months ended September 30, 2002.
    Cost of sales totalled $2.8 million in the third quarter of 2003, including royalties payable by Lilly ICOS equal to five percent of its net product sales.
    Selling, general and administrative expenses increased $33.9 million over the 2002 third quarter, to $49.1 million for the three months ended September 30, 2003. The increase is primarily due to costs associated with commercialization of Cialis in Europe and Mexico, and preparations for launches in the United States and Canada. The U.S. launch is dependent upon approval from the FDA which is expected late this year.
    Research and development expenses increased $3.4 million from the third quarter of 2002, to $14.7 million in the third quarter of 2003. The increase primarily reflects costs related to local clinical trials in Europe and the United States and post-marketing studies requested by European regulatory authorities.
    For the nine months ended September 30, 2003, Lilly ICOS reported a net loss of $117.1 million, compared to a net loss of $89.0 million for the nine months ended September 30, 2002.
    Worldwide product sales of Cialis totalled $109.1 million for the first nine months of 2003, including $66.9 million of sales in the EU and Mexico, and $42.2 million of sales reported by Lilly. Total Lilly ICOS revenue was $75.4 million for the first nine months of 2003, including $8.4 million in royalties on sales reported by Lilly.
    Total expenses were $192.4 million for the nine months ended September 30, 2003, compared to $89.0 million for the nine months ended September 30, 2002. The increase primarily reflects sales and marketing costs associated with the commercial launch of Cialis in Europe and Mexico, preparations for anticipated U.S. and Canadian product launches, and clinical studies in Europe and the U.S.

    Cialis Global Launch Update

    Since the launch in February 2003, Cialis has captured a significant share of unit (tablet) sales among the three PDE5 inhibitors (Cialis, Viagra and Levitra(R)(2) (vardenafil))(3). During August 2003, Cialis had 29% of unit share in Germany, 28% in France, 28% in Italy and 19% in Spain. In the U.K., where new pharmaceutical adoption is historically slower than other European markets, Cialis achieved a 15% share of units sold. In Australia and Brazil, where Lilly has marketing rights, Cialis sales were 34% and 21%, respectively, of unit volume.




                            Share of Sales
                   Wholesaler to Pharmacy (Tablets)
                             August 2003
----------------------------------------------------------------------

Select countries where Lilly ICOS markets Cialis:
----------------------------------------------------------------------
     Country            Cialis           Viagra           Levitra
----------------------------------------------------------------------
     Germany             29%               57%              14%
----------------------------------------------------------------------
      France             28%               63%              9%
----------------------------------------------------------------------
      Italy              28%               59%              13%
----------------------------------------------------------------------
      Spain              19%               67%              14%
----------------------------------------------------------------------
  United Kingdom         15%               82%              3%
----------------------------------------------------------------------

Select countries where Lilly markets Cialis:
----------------------------------------------------------------------
     Country            Cialis           Viagra           Levitra
----------------------------------------------------------------------
    Australia            34%               61%              5%
----------------------------------------------------------------------
      Brazil             21%               73%              6%
----------------------------------------------------------------------

    Source: IMS Health. IMS MIDAS, Copyright, 2003

    About Lilly ICOS LLC

    Lilly ICOS LLC is a joint venture between ICOS Corporation and Eli Lilly and Company.
    Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers -- through medicines and information -- for some of the world's most urgent medical needs.
    ICOS Corporation is a product-driven company that has expertise in both protein-based and small molecule therapeutics. ICOS combines its capabilities in molecular, cellular and structural biology, high-throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. ICOS applies its integrated approach to erectile dysfunction and other urologic disorders, and sepsis and other inflammatory diseases. ICOS' strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing ICOS' opportunities to market breakthrough products.

    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the management of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will receive regulatory approvals or achieve commercial success or that competing products will not pre-empt any market opportunity that might exist for the product.
    The forward-looking statements contained in this press release represent the two companies' judgment as of the date of this release. Lilly and ICOS undertake no obligation to publicly update any forward-looking statements.

                 -- Selected financial data follows--

    (1) The Viagra trademark is the property of Pfizer Inc.

    (2) The Levitra trademark is the property of Bayer AG.

    (3) Based on pharmacy purchases from wholesalers. IMS Health. IMS MIDAS, Copyright 2003




                            Lilly ICOS LLC
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (in thousands)
                              (unaudited)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- --------------------
                                2003      2002       2003      2002
                               --------  --------  ---------  --------

Revenue:
  Product sales, net          $ 28,449  $      -  $  66,917  $      -
  Royalties                      4,352         -      8,442         -
                               --------  --------  ---------  --------
        Total revenue           32,801         -     75,359         -
                               --------  --------  ---------  --------

Cost of sales                    2,803         -      6,577         -
Selling, general and
 administrative                 49,145    15,214    140,085    53,117
Research and development        14,735    11,296     45,764    35,859
                               --------  --------  ---------  --------
        Total expenses          66,683    26,510    192,426    88,976
                               --------  --------  ---------  --------

Net loss                      $(33,882) $(26,510) $(117,067) $(88,976)
                               ========  ========  =========  ========

    CONTACT: Eli Lilly and Company
             Carole Copeland, 317-277-3661
             or
             ICOS
             Lacy Fitzpatrick, 425-415-2207